Exhibit 99.1

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                                    Media Contact:    Kelley J. Gipson
                                                      Executive Vice President
                                                      Director of Marketing and
                                                      Corporate Communications
                                                      (973) 422-3235

                                    Investor Contact: Valerie L. Gerard
                                                      Executive Vice President
                                                      Investor Relations
                                                      (973) 422-3284

                                                      Stephen Klimas
                                                      Vice President
                                                      Investor Relations
                                                      (973) 535-3769

           CIT TO DIVEST APPROXIMATELY $290 MILLION OF NON-CORE ASSETS

             Driven by the Company's Portfolio Optimization Strategy

New York, NY September 30, 2005 - CIT Group Inc. (NYSE:CIT), a leading provider of commercial and consumer finance solutions, today announced its plan to divest certain non-core assets including the sale of a real estate investment and intention to sell certain aerospace and manufactured housing assets.

"These actions result from our strategic planning initiatives and reflect another milestone in our campaign to optimize our portfolio of businesses," said Jeffrey M. Peek, Chairman and CEO. "We remain committed to investing solely in businesses with strong growth opportunities in order to achieve better long-term returns for shareholders."

Given the strength in the real estate market, yesterday CIT sold an interest in Waterside Plaza, a residential complex in New York City, which will result in a pre-tax gain of approximately $115 million in the third quarter.


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In addition, CIT initiated a program to sell approximately $190 million older vintage, out-of-production aircraft as part of its strategy to maintain a modern fleet capable of contributing positively to the company's risk-adjusted returns. These assets will be reclassified as held for sale on the company's financial statements and marked to estimated fair value, resulting in a pre-tax loss of approximately $90 million in the third quarter.

CIT also plans to accelerate the liquidation of approximately $100 million in manufactured housing receivables. These assets will be reclassified as held for sale on the company's financial statements and marked to estimated fair value, resulting in a pre-tax loss of approximately $20 million in the third quarter.


About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City and Corporate Offices in Livingston, New Jersey, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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